Exhibit 4.9

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITY UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

COMMON STOCK RIGHTS

AVANT DIAGNOSTICS, INC.

Issue Date: August 8, 2017

Rights Shares: 10,000,000	Initial Exercise Date: February __, 2019

THIS COMMON STOCK RIGHTS (the “Rights”) certifies that, for value received, Xpress Group International Limited, a Hong Kong Limited company located at Unit B, 17th Floor, Greatmany Centre, 109-111 Queen's Road East, Wan Chai, Hong Kong and its permitted assigns (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or after February 1, 2019 (the “Initial Exercise Date”) and on or prior to the close of business on the five year anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from AVANT DIAGNOSTICS, Inc, a Nevada corporation (the “Company”), up to 10,000,000 (as subject to adjustment hereunder, the “Right Shares”) of the Company’s common stock, $0.00001 par value (“Common Stock”). The purchase price of one share of Common Stock under this Right shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated August 8, 2017, among the Company and the Holder or in that certain Senior Secured Convertible Promissory Note, dated August 8, 2017 among the Company and the Holder.

Section 2. Exercise.

a) Exercise of the Rights represented by this Right may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto. Within three (3) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Right to the Company until the Holder has purchased all of the Right Shares available hereunder and the Right has been exercised in full, in which case the Holder shall surrender this Right to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Right resulting in purchases of a portion of the total number of Right Shares available hereunder shall have the effect of lowering the outstanding number of Right Shares purchasable hereunder in an amount equal to the applicable number of Right Shares purchased. The Holder and the Company shall maintain records showing the number of Right Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Right, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Right Shares hereunder, the number of Right Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

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b) Exercise Price. The exercise price per share of the Common Stock under this Right shall be $0.06, subject to adjustment hereunder (the “Exercise Price”).

c) Mechanics of Exercise.

i. Delivery of Right Shares Upon Exercise. The Company will issue a stock certificate representing the Right Shares purchased hereunder to the Holder by the date that is five (5) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Right (if required) and (C) payment of the aggregate Exercise Price as set forth above (such date, the “Right Share Delivery Date”). The Right Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Right has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(c)(v) prior to the issuance of such shares, having been paid. Any certificate issued to Holder representing Right Shares shall contain the restrictive legend language specified in the Purchase Agreement.

ii. Delivery of New Rights Upon Exercise. If this Right shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Right certificate, at the time of delivery of the Right Shares, deliver to the Holder a new Right evidencing the rights of the Holder to purchase the unpurchased Right Shares called for by this Right, which new Right shall in all other respects be identical with this Right.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Right Shares pursuant to Section 2(c)(i) by the Right Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Right. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

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v. Charges, Taxes and Expenses. Issuance of Right Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Right Shares, all of which taxes and expenses shall be paid by the Company, and such Right Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Right Shares are to be issued in a name other than the name of the Holder, this Right when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

vi. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Right, pursuant to the terms hereof.

Section 3. Certain Adjustments.

a)  Stock Dividends and Splits. If the Company, at any time while this Right is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Right), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Right shall be proportionately adjusted such that the aggregate Exercise Price of this Right shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b)  Subsequent Equity Sales. If, at any time while this Rights is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Exercise Price (such lower price, the “Base Share Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Exercise Shares based upon the Base Share Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

c)  Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Rights, the aggregate Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Rights immediately before the date on which a record is taken for the grant, issuance or sale of such Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Rights.

d)  Pro Rata Distributions. During such time as this Rights is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Rights, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Rights immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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e)  Fundamental Transaction. If, at any time while this Rights is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Rights, the Holder shall have the right to receive, for each Exercise Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Rights), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Rights is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Rights). For purposes of any such conversion, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Rights following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Rights and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Rights, deliver to the Holder in exchange for this Rights a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Rights which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Rights (without regard to any limitations on the conversion of this Rights) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Rights immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Rights and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Rights and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Right Shares and setting forth a brief statement of the facts requiring such adjustment.

Section 4. Transfer of Right.

a) Transferability. This Right and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Right at the principal office of the Company or its designated agent, together with a written assignment of this Right substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer, provided, however, that such transfer is in compliance with all applicable federal and state securities laws. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Right or Rights in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Right evidencing the portion of this Right not so assigned, and this Right shall promptly be cancelled. The Right, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Right Shares without having a new Right issued.

b) New Rights. This Right may be divided or combined with other Rights upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Rights are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Right or Rights in exchange for the Right or Rights to be divided or combined in accordance with such notice. All Rights issued on transfers or exchanges shall be dated the initial issuance date of this Right and shall be identical with this Right except as to the number of Right Shares issuable pursuant thereto.

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c) Right Register. The Company shall register this Right, upon records to be maintained by the Company for that purpose (the “Right Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Right as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Right does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c)(i).

b) Loss, Theft, Destruction or Mutilation of Right. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Right or any stock certificate relating to the Right Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Right, shall not include the posting of any bond), and upon surrender and cancellation of such Right or stock certificate, if mutilated, the Company will make and deliver a new Right or stock certificate of like tenor and dated as of such cancellation, in lieu of such Right or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect in full the exercise of this Right, in addition to such other remedies as shall be available to the Holder, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, using its best efforts to obtain the requisite shareholder approval necessary to increase the number of authorized shares of Common Stock. The Company further covenants that its issuance of this Right shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Right Shares upon the exercise of the Rights under this Right. The Company will take all such reasonable action as may be necessary to assure that such Right Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Right Shares which may be issued upon the exercise of the Rights represented by this Right will, upon exercise of the Rights represented by this Right and payment for such Right Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Right shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Right (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Right), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Right and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Right, then, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Right or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Right, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

g) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

h) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Right to purchase Right Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

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i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Right. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Right and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j) Successors and Assigns. Subject to applicable securities laws, this Right and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Right are intended to be for the benefit of any Holder from time to time of this Right and shall be enforceable by the Holder or holder of Right Shares.

k) Amendment. This Right may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

l) Severability. Wherever possible, each provision of this Right shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Right shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Right.

m) Headings. The headings used in this Right are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Right.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Right to be executed by its authorized signatory as of August___, 2017.

AVANT DIAGNOSTICS, INC.

By:
Name: Philippe Goix
Title: CEO

[Signature Page to Common Stock Purchase Right]

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NOTICE OF EXERCISE

To: AVANT DIAGNOSTICS, INC.

(1)  The undersigned hereby elects to purchase ________ Right Shares of the Company pursuant to the terms of the attached Right (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

Payment in the form of lawful money of the United States in the amount of $__________ in payment of the aggregate Exercise Price will be made by means of:

______ Check

______ Wire transfer

(2)  Please issue said Right Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

[SIGNATURE OF HOLDER]

Name: By:

Signature

Title

Date

ASSIGNMENT FORM

(To assign the foregoing right, execute
this form and supply required information.
Do not use this form to exercise the right.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Right and all rights evidenced thereby are hereby assigned to whose address is

Dated	,
Holder’s Signature:
Holder’s Address

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Right, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Right.